Bonds.com Group, Inc. 10-K

Exhibit 10.62

PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.

InterDealer Information Technologies, LLC
InterDealer Securities LLC
InterDealer IP Holding LLC
14 Wall Street; Suite 4D
New York, New York 10005

December 31, 2009

Mr. Joe Nikolson
Executive Vice-President
Bonds.com Group, Inc.
1515 South Federal Highway; Suite 212
Boca Raton, FL 33492

Dear Joe:

This letter (this “Letter Agreement”) will set forth the agreement between, Bonds.com Group, Inc. (“Bonds”) and InterDealer Information Technologies, LLC, InterDealer Securities, LLC and InterDealer IP Holding LLC (collectively “InterDealer”), with respect to the following subject matter.

1.           License Agreement Amendment.

(a)           With reference to the Software License, Hosting, Joint Marketing and Services Agreement dated as of July 8, 2009 between InterDealer and Bonds, as amended by the Joinder and Amendment to Software License, Hosting, Joint Marketing and Services Agreement dated as of December 31, 2009 (collectively, the “License Agreement”), it is agreed that Exhibit B to the License Agreement is hereby deleted in its entirety and the following is added in place thereof:

“Effective December 1, 2009, until the earlier of (i) the date that Bonds ceases using BondStation Pro, BondStation or any other trading platform operated using BondStation, BondStation Pro, the Middleware or the BSP Software and (ii) the termination of this Agreement, the License Fee payable by Bonds to InterDealer each calendar month shall be the greater of (a) [***], or (b) an amount equal to [***] ([***]%) percent of the revenues of Bonds generated through the use of BondStation Pro, BondStation or any other trading platform operated using BondStation, BondStation Pro, the Middleware or the BSP Software. Payment of the monthly License Fee shall be made by wire transfer within fifteen (15) days after the end of each calendar month. Each monthly payment shall be accompanied with statement set forth Bonds calculation of the monthly License Fee.

In the event that Bonds ceases paying the License Fee pursuant to clause (i) above, then, except with respect to InterDealer’s rights pursuant to Section 3 of this Agreement, this Letter Agreement, the License Agreement and any third party beneficiary rights inuring to the benefit of Bonds in any other agreement to which InterDealer is a party shall be terminated and of no further force or effect; provided, however, that the parties shall use good faith, reasonable efforts to determine and agree upon provisions of this Agreement that shall survive such termination.

The parties acknowledge and agree that InterDealer shall not be entitled to any commission, revenue share or other consideration as a result of any trades that are not riskless principal transactions in the fixed-income securities markets executed utilizing BondStation, BondStation Pro or any trading platform operated using BondStation, BondStation Pro, the Middleware of the BSP Software.”

For avoidance of doubt, the parties acknowledge and agree that no License Fee shall be due or payable and the License Agreement shall be terminated from and after the IP Transfer Date (as defined below).

(b)           The License Agreement is hereby further amended to provide that Bonds shall be responsible and pay for any additional computer or networking hardware and software licenses required to provide the hosting services pursuant to the License Agreement.  Bonds shall acquire equipment directly from vendors, and Bonds shall retain ownership and title to all hardware and software it purchases, and the Bonds hardware shall be installed in racks leased or owned by Bonds.

2.           Bonds Operational Restructuring and Management.

(a)           Within ten (10) days of the date of this Letter Agreement, Bonds agrees that it shall cause the appointment of Michael Sanderson as a member of the board of directors of Bonds and co-chairman of the board of director along with co-chairman Ted Knetzger.

(b)           Within ten (10) days of the date of this Letter Agreement, Michael Sanderson (the “Sales Committee”) shall be appointed to a position in which he has exclusive responsibility to determine account coverage, sales organization, and account allocation across the firm (subject to FINRA regulatory requirements).

3.           Warrants.

(a)           Within thirty (30) days of the date of this Agreement, Bonds agrees that it will issue and grant to InterDealer and/or its designees, warrants for or rights to purchase 20 million shares of the common stock of Bonds (“Warrant Shares”) already held by such stockholders. In the event that Bonds shall fail, within such thirty day period, to cause such transfer, issue and/or grant of the Warrants (as defined below), then this Letter Agreement shall terminate.

(b)           The exercise price for the Warrant Shares shall be as follows: (i) warrants for 5 million shares of common stock at $0.50 per share (“Series A Warrants”); (ii) warrants for 10 million shares of common stock at $1.00 per share (“Series B Warrants”) and (iii) warrants for 5 million shares of common stock at $1.50 per share (“Series C Warrants” and, collectively with the Series A Warrants and Series B Warrants, the “Warrants”). If or to the extent not exercised by InterDealer, the right to exercise the Warrants shall expire on December 31, 2012.  The Warrants each shall have a provision providing that they may be exercised, at the holder’s option, pursuant to a cashless exercise feature in which the in-the-money value of the Warrant is used to pay the exercise price thereof and a net number of shares are issued.  Additionally, Bonds will provide, at its sole cost, registration rights with respect to the Warrant Shares.

(c)           The warrants shall vest in the following order: (i) at the rate of 1,666,666.7 shares of the Series A Warrants every three month period until all of the Series A Warrants are vested; (ii) thereafter, at the rate of 1,666,666.7 shares of the Series B Warrants every three month period until all of the Series B Warrants are vested; and (iii) thereafter, at the rate of 1,666,666.7 of the Series C Warrants every three month period until all of the Series C Warrants are vested.

(d)           In the event that (i) Daniel White shall cease for a period of at least sixty (60) days to participate in providing enhancements to the BondStation Pro software, (ii) Bonds ceases utilizing BondStation, BondStation Pro, the Middleware and the BSP Software (and, as a result, the License Agreement is terminated as contemplated in the amendment thereto above), (iii) InterDealer shall breach the provisions of Section 4 of this Letter Agreement, or (iv) the provisions of Section 4 of this Letter Agreement shall lapse and be of no further force or effect pursuant to Section 5(b)(y) of this Letter Agreement, then, upon the occurrence of any such event, all Warrants that have not vested shall deemed to have lapsed and cancelled.

4.           Conditional IP Transfer.  During the period that the Warrants or Warrants Shares are outstanding, if over any period of twenty (20) consecutive trading days, the average closing prices (or, if traded on the OTC Bulletin Board, the weighted average price of all transactions on each such trading day) of the Bonds common stock results in the aggregate value of the Warrants exceeding the sum of (a) Twenty Million Dollars ($20,000,000.00), plus (b) the aggregate exercise price of the Warrants, then, upon the occurrence of such event and effective as of the day after such twenty consecutive trade day period (the “IP Transfer Date”), (i) the Warrants shall be deemed fully vested and (ii) InterDealer hereby irrevocably transfers, conveys and assigns to Bonds all right, title and interest in and to the Developed IPR (as defined in the License Agreement) free and clear of all liens and encumbrances, subject, however, to an irrevocable, perpetual, royalty free, non-exclusive, non-transferable worldwide right and license to use the Developed IPR.  Such license and the Developed IPR subject thereto may not be sub-licensed, and InterDealer may not provide use or access to the Develoepd IPR to any other person or entity or embed or incorporate the Developed IPR or any code or component thereof into any other software or intellectual property.  InterDealer shall cause such transfer to be free and clear of all liens and encumbrances, other than the foregoing license.  At the request of Bonds, InterDealer shall execute and deliver such further agreements, instruments and documents and take such further actions as may be reasonably requested by Bonds to confirm and effectuate the foregoing transfer.  At the request of InterDealer, Bonds shall execute and deliver such further agreements, instruments and documents and take such further actions as may be reasonably requested by InterDealer to confirm and effectuate the foregoing license.  Promptly after the IP Transfer Date, InterDealer shall deliver to Bonds all source and object code and other architecture with respect to the Developed IPR.  Notwithstanding anything to the contrary in this Letter Agreement, (a) the foregoing transfer, conveyance and assignment shall be subject to all licenses of the Developed IPR or any component thereof outstanding as of the date hereof and all such licenses subsequently entered into by InterDealer after the date hereof in accordance with Section 5(a) (collectively, the “Permitted Licenses”), and (b) the foregoing license to InterDealer shall include the right to use the Developed IPR to comply with the then existing terms of the Permitted Licenses.

5.           InterDealer Steering Committee.

(a)           The parties agree that an InterDealer Steering Committee shall be established consisting of Michael Sanderson and Dan White. InterDealer and Bonds agree that, until December 31, 2012 or earlier dissolution of the InterDealer Steering Committee, all new contracts for the license of InterDealer software for use in the fixed income market shall require the approval of the InterDealer Steering Committee. Notwithstanding the preceding limitation, InterDealer is permitted, without the approval of the InterDealer Steering Committee, to license InterDealer software to any entity for the purposes of providing direct market access to all markets traded on NYSE/Euronext. With the exception of terminal licenses licensed directly to the NYSE/Euronext as terminals the NYSE may give away for free, and if requested by Bonds, InterDealer will offer to provide the licensing firm access to the Bonds liquidity pool using the same terminal for no additional charge to the licensing firm or under other such terms and conditions acceptable to Bonds. If desired by Bonds, InterDealer shall use reasonable efforts to develop features for the InterDealer DMA terminals that increase user demand for access to the Bonds liquidity pool and encourage DMA users to access the Bonds liquidity pool, such as analytic tools that allow users to track the value of, and trade the underlying components of fixed income exchange traded funds.

(b)           In the event that (i) either Michael Sanderson or Ted Knetzger ceases to be a member of the board of directors of Bonds, (ii) subject to FINRA regulatory requirements, George O’Krepkie ceases to be the head of sales of Bonds or otherwise relieved of authority to act in such capacity; (iii) both Ted Knetzger and Michael Sanderson cease serving as chairman or co-chairman to the Board of Bonds, (iv) Bonds ceases to be listed or quoted on either NASDAQ, the NYSE or the OTC Bulletin Board, or (v) Bonds ceases the operation and authority of the Sales Committee or removes any of the members of the Sales Committee, then, upon the occurrence of any of such events, (x) the InterDealer Steering Committee shall be deemed dissolved and the approval rights set forth in Section 5(a) above shall lapse and be of no further force or effect and (y) upon written notice from InterDealer to Bonds, the provisions of Section 4 of this Agreement shall lapse and be of no further force or effect.

6.           Restructuring Payment.  In connection with the execution and performance by InterDealer under this agreement, no later than ten (10) days after the date of this agreement, Bonds shall pay InterDealer the sum of $175,000.00.

7.           BT Radianz Obligation.

(a)           Bonds agrees to assume and be responsible for the payment, for the benefit of InterDealer, any and all amounts owed by InterDealer to BT Radianz as of December 31, 2009. Bonds shall pay BT Radianz the full amount due by wire transfer on or before the date one business day after the date of this Letter Agreement, with such amount not to exceed $187,000.

(b)           Beginning January 1, 2010 and continuing until the License Agreement is terminated, Bonds agrees to promptly reimburse InterDealer for the payment of the portion of BT Radianz costs incurred by InterDealer associated for services provided in North America with such costs not to exceed $15,000 per month. By and between Bonds and InterDealer, Bonds shall retain full control of facilities leased in the name of Bonds through BT Radianz, and InterDealer shall retain full control of its facilities.

8.           Additional Services.  InterDealer agrees that it shall provide technical administration services including maintenance, support, configuration, and engineering design related to the hosting activities at Bonds BT Radianz facilities and connections and assist Bonds with a restructuring of its agreement with BT Radianz to reduce and/or eliminate redundant costs and services.

9.           Notice.  All notices, requests, demands and other communications under or in connection with this Agreement shall be given to or made upon a party, at such party’s address set forth above, or in any case to such other address as the addressee may from time to time designate in writing to the sender.  All notices, requests, demands and other communications given or made in connection with the provisions of this agreement shall be in writing, and shall be deemed effective upon personal delivery, e-mail or facsimile transmission or delivery by courier to the party to be notified or five (5) business days after deposit with the United States Post Office, by registered or certified mail, return receipt postage prepaid and addressed as provided in this agreement.

10.           Complete Agreement.  This Letter Agreement and the License Agreement, except as otherwise contemplated by the terms of this Letter Agreement, constitute the complete statement of agreement by and between the parties with respect to the subject matter herein and replace and supersede all prior written and oral agreements or statements by and between the parties.

11.           Severability.  Whenever possible, each provision of this agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  However, if any provision of this Agreement shall be prohibited by, or invalid under, applicable law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

12.           Amendments.  Neither this agreement nor any provision hereof shall be modified, altered, supplemented or amended except by a written agreement executed by the parties hereto.

13.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws and decisions of the State of New York, without regard to the conflicts of law provisions thereof.

14.           Counterparts.  This agreement may be executed in counterparts (and transmitted by telecopier or electronically), each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together have been delivered to the other party and shall bear the signatures of both parties.

Kindly signify your agreement to the foregoing by signing in the space provided below and returning one copy of this agreement, whereupon this letter will constitute our binding agreement in accordance with the terms and provisions set forth above.

InterDealer Information Technologies, LLC InterDealer Securities, LLC InterDealer IP Holding LLC

By:	/s/ Daniel A. White
Name:	Dan A. White
Title:	CEO

ACCEPTED AND AGREED TO: Bonds.com Group, Inc.

By:	/s/ Joe Nikolson
Name:	Joe Nikolson
Title:	Executive Vice President